EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact: Gary Dominy (404) 231-7272



          LUNN INDUSTRIES, INC. AND TPG HOLDINGS, INC. COMPLETE MERGER,
                CHANGE NAME TO ADVANCED TECHNICAL PRODUCTS, INC.

      ATLANTA (October 31, 1997) - Lunn Industries, Inc. and TPG Holdings, Inc. today announced that the previously announced merger of the two companies has closed and that the name of the combined company has been changed to "Advanced Technical Products, Inc." The stock-for-stock merger, which was approved by the stockholders of TPG on October 29 and of Lunn on October 30, will create a company with annual revenues in excess of $150 million.

      James S. Carter, Advanced Technical Product's Chief Executive Officer, stated "We are pleased to have completed this merger, one which gives Advanced Technical Products a broader base of manufacturing processes and products for aerospace, military and commercial markets. The merger will also provide the financial ability for greater participation in aerospace and commercial products for both domestic and international sales. In addition, Advanced Technical products will have access to a larger customer base for marketing its products."

      The common stock of Advanced Technical Products, Inc. will be traded on the Nasdaq SmallCap Market under the ticker symbol "ATPX."

      This news release includes forward-looking statements that involve risks and uncertainties, including product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in the company's filings with the Securities and Exchange Commission.

      Advanced Technical Products, Inc. manufactures a variety of advanced composite-based products used in the aerospace, defense and commercial industries, as well as other products and components used in other defense systems.

                                  Exhibits - 53